Exhibit 10.3

PAUL F. WALSH
RESTRICTED STOCK UNIT
AWARD AGREEMENT
eFunds Corporation
2006 STOCK INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into as of the      day of      by and between eFunds Corporation, a corporation incorporated under the laws of the State of Delaware, United States of America, and Paul F. Walsh (“Recipient”).

RECITALS:

WHEREAS, the Company has adopted the eFunds Corporation 2006 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), pursuant to which it may grant Awards to Eligible Persons;

WHEREAS, all capitalized and undefined terms used herein shall have the meanings given to them in the Plan, unless otherwise defined herein;

WHEREAS, Recipient has provided or is expected to provide valuable services to the Company or its Affiliates as an officer, employee or consultant of or to the Company or any of its Affiliates and the Company desires to recognize the Recipient for such services by granting to the Recipient an award (the “Award”) upon and subject to the terms and conditions of this Agreement and the Plan; and

WHEREAS, Recipient and the Company are parties to that certain Retention Agreement, dated as of November 3, 2004 (the “Retention Agreement”), and that certain Amended and Restated Change in Control Agreement, of even date therewith (the “Change in Control Agreement”).

NOW THEREFORE the parties hereto agree as follows:

Section 1. Award; Vesting.

(a) The Company, effective as of the date of this Agreement, hereby grants to the Recipient, and the Recipient hereby accepts from the Company, upon the terms and subject to the conditions, limitations and restrictions set forth in this Agreement and the Plan, restricted stock units (the “Restricted Stock Units”) convertible into 22,026 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share.

(b) Subject to the acceleration and forfeiture provisions set forth below, 33-1/3% of the Restricted Stock Units shall vest and be converted into Shares on [February 19,      ] [September 19,      ], 33-1/3% shall vest and be converted into Shares on [February 19,      ] [September 19,      ] and the remaining portion of the Restricted Stock Units shall vest and be converted into Shares on [February 19,      ] [September 19,      ]. Any portion of the Restricted Stock Units which is not vested or does not vest on Recipient’s “Termination Date” (as such term is defined in the Retention Agreement) shall be immediately forfeited and Recipient shall retain no residual rights therein whatsoever.

(c) As used herein, (i) an “Acceleration Event” shall mean Recipient’s death or “Disability” (as such term is defined in the Retention Agreement) or the occurrence of an event requiring the acceleration of the vesting and conversion of the Award under the Change in Control Agreement and (ii) a Qualifying Termination shall mean any termination of Recipient’s employment with the Company that is not an Acceleration Event or a termination described in Section 3(b) of the Retention Agreement.

(d) If an Acceleration Event should occur, the Award shall, effective as of the date of any such Event, vest in its entirety and be converted into Shares. In the event the Termination Date occurs before [February 19,      ] [September 19,      ] under circumstances constituting a Qualified Termination, two-thirds of the Award shall vest and be converted into Shares on the Termination Date, with the balance of the Award being forfeited. If the Termination Date occurs after [February 19,      ] [September 19,      ] under circumstances constituting a Qualified Termination, any unvested portion of the Award shall vest and be converted into Shares on such Date.

Section 2. Issuance of Stock Certificate.

Any Shares into which all or a portion of the Restricted Stock Units are converted will be transferred by book entry to an account designated by Recipient (or his heirs). Alternatively, Recipient (or his heirs) may request that a stock certificate representing such Shares be issued to Recipient (or his heirs).

Section 3. Tax Withholding.

In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the conversion of the Restricted Stock Units, and in order to comply with all applicable income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable income, withholding, social, payroll or other taxes, which are the sole and absolute responsibility of the Recipient, are withheld or collected from the Recipient. Recipient may, at the Recipient’s election (the “Tax Election”), satisfy all or a portion of Recipient’s applicable tax obligations by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon conversion of the Restricted Stock Units having a fair market value equal to the Company’s minimum statutory withholding rate multiplied by the amount of income recognized by Recipient in connection with such conversion, (b) delivering to the Company shares of Common Stock having a fair market value equal to the amount of such taxes or (c) delivering to the Company cash or a check in the amount of such taxes. The Tax Election must be made on or before the date that the amount of tax to be withheld is determined and if Recipient does not affirmatively select another of the above options, Recipient will be deemed to have elected to satisfy Recipient’s tax obligations pursuant to option (a) above.

Section 4. No Transfer.

The Recipient shall not, directly or indirectly, sell, pledge or otherwise transfer or dispose of any portion of the Restricted Stock Units or the rights and privileges pertaining thereto, other than by will or the laws of descent and distribution. Neither the Restricted Stock Units nor the Shares into which they are convertible shall be liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Recipient, nor will they be subject to garnishment, attachment, execution, levy or other legal or equitable process.

Section 5. Certain Legal Restrictions.

The Company will not be obligated to sell or issue any Shares upon conversion of the Restricted Stock Units or otherwise unless the issuance and delivery of such Shares complies, in the judgment of the Company, with all relevant provisions of applicable law and other legal requirements including, without limitation, any applicable securities laws and the requirements of any market or stock exchange upon which the shares of the Company (including the Shares) may then be listed. As a condition to the conversion of the Restricted Stock Units, the Company may require the Recipient to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of any applicable securities laws. The Company shall have no obligation to the Recipient, express or implied, to list, register or otherwise qualify any Shares issued to the Recipient pursuant to the conversion of the Restricted Stock Units. Shares issued upon the conversion of the Restricted Stock Units may not be transferred except in accordance with applicable securities laws. At the Company’s election, any certificate evidencing the Shares issued to the Recipient will bear appropriate legends restricting transfer under applicable law.

Section 6. Governing Law.

This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, U.S.A., which shall be the proper law of this Agreement notwithstanding any rules of conflict of laws or private international law therein contained under which any other law would be made applicable.

Section 7. Payments.

All cash payments hereunder shall be made in United States Dollars unless another currency is selected at the discretion of the Company. Currency translations shall be made in accordance with such methods and at such exchange rates as the Company may determine to be fair and appropriate in its sole discretion.

Section 8 Miscellaneous.

The following general provisions shall apply to the Restricted Stock Units granted pursuant to this Agreement:

(a) Neither the Recipient nor any Person claiming under or through the Recipient will have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable upon the conversion of the Restricted Stock Units unless and until certificates representing such Shares have been issued and delivered or, if Shares may be held in uncertificated form, unless and until the appropriate entry evidencing such transfer is made in the stockholder records of the Company; provided, however, that Recipient shall receive, as additional compensation, payments equivalent to the dividend paid on a number of shares of the Company’s Common Stock equal to the number of Shares subject to the Restricted Stock Units during the period prior to their conversion into Shares.

(b) Subject to the limitations in this Agreement on the transferability by the Recipient of the Restricted Stock Units and any Shares issued pursuant thereto, this Agreement will be binding on and inure to the benefit of the successors and assigns of the parties hereto.

(c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

(d) This Agreement, together with the Plan, embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior written, or prior or contemporaneous oral, understandings, agreements or representations by or among any of the parties that may have related to the subject matter hereof in any way. In the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.

(e) Nothing in this Agreement or the Plan shall be construed as giving the Recipient the right to be retained as an officer, consultant, advisor, director or employee of the Company or any of its Affiliates. In addition, the Company or an Affiliate may at any time dismiss the Recipient, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

eFunds Corporation Recipient

By: By:

Laura DeCespedes Executive Vice President, Human Resources	Paul Walsh